Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 11, 2009, except for Note 16 which is as of October 27, 2009, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Trident Microsystems, Inc.’s Annual Report on Form 10-K/A for the year ended June 30, 2009.
/s/ PricewaterhouseCoopers
San Jose, California
January 26, 2010